Exhibit 99.01

Valero Energy Corporation Elects
Matt Audette to its Board of Directors

SAN ANTONIO, September 18, 2026 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that Matt Audette has been elected as an independent director to Valero’s board of directors (the “Board”) and has joined the Board’s Audit Committee, effective immediately.

Mr. Audette is the President and Chief Financial Officer of LPL Financial Holdings Inc. (NASDAQ: LPLA, “LPL”), a publicly traded company that serves the financial advisor-mediated marketplace as the nation’s largest independent broker-dealer, a leading investment advisory firm, and a top custodian. In this role, he is responsible for the firm’s financial, risk, compliance, supervision and client service and operations functions. Prior to joining LPL, Mr. Audette served as Executive Vice President and Chief Financial Officer of E*TRADE Financial Corporation and in various other executive and senior management roles at the firm.

“We are very pleased to welcome Matt to our board. With over 15 years of experience as a public company CFO, Matt will complement and enhance the existing depth of financial and accounting expertise on our board,” said Lane Riggs, Valero’s Chairman, Chief Executive Officer and President.

Mr. Audette earned a B.S. in accounting from Virginia Tech. He began his career in public accounting, auditing, and advising financial services clients.

About Valero
Valero Energy Corporation, through its subsidiaries (collectively, Valero), is a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and sells its products primarily in the United States (U.S.), Canada, the United Kingdom (U.K.), Ireland, and Latin America. Valero operates 14 petroleum refineries located in the U.S., Canada, and the U.K. with a combined throughput capacity of approximately 3.0 million barrels per day. Valero is a joint venture member in Diamond Green Diesel Holdings LLC, which produces low-carbon fuels including renewable diesel and sustainable aviation fuel (SAF), with a production capacity of approximately 1.2 billion gallons per year in the U.S. Gulf Coast region. See the annual report on Form 10-K for more information on SAF. Valero also owns 12 ethanol plants located in the U.S. Mid-Continent region with a combined production capacity of approximately 1.7 billion gallons per year. Valero manages its operations through its Refining, Renewable Diesel, and Ethanol segments. Please visit investorvalero.com for more information.

Valero Contacts
Investors:
Brian Donovan, Vice President Investor Relations, 210-345-1682
Eric Herbort, Director Investor Relations and Finance, 210-345-3331
Gautam Srivastava, Director Investor Relations, 210-345-3992

Media:
Lillian Riojas, Executive Director Media Relations and Communications, 210-345-5002

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